Exhibit 99.1

Contact:	Doug Guarino	Director of Corporate Relations	781-647-3900
	Jon Russell	Vice President of Finance
INVERNESS MEDICAL INNOVATIONS ANNOUNCES
FIRST QUARTER 2009 RESULTS

WALTHAM, MA...April 27, 2009...Inverness Medical Innovations, Inc. (NYSE: IMA), a global leader in enabling individuals to take charge of their health at home through the merger of rapid diagnostics and health management, today announced its financial results for the quarter ended March 31, 2009.
In the first quarter of 2009, the Company recorded net revenue of $443.9 million compared to net revenue of $372.2 million in the first quarter of 2008. The revenue increase was primarily due to $76.9 million of incremental revenue provided by our Health Management segment principally as a result of incremental revenues from recently acquired businesses, along with $10.2 million of incremental revenue contributed by our other recently acquired businesses, offset in part by the adverse impact of foreign currency translation which reduced reported revenues by $16.6 million. A relatively mild flu season resulted in a reduction in sales of our influenza tests in North America by $12.4 million from the first quarter of 2008. Excluding the impact of this reduction, the currency adjusted organic growth rate in our Professional Diagnostics segment was approximately 8%.
For the first quarter of 2009, the net income prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) was $6.3 million, or $0.01 per diluted common share, compared to net loss of $4.2 million, or $0.05 per diluted common share, for the first quarter of 2008. The Company reported adjusted cash basis net income of $56.1 million, or $0.61 per diluted common share, for the first quarter of 2009, compared to adjusted cash basis net income of $39.1 million, or $0.48 per diluted common share, for the first quarter of 2008.
The Company’s GAAP results for the first quarter of 2009 include amortization of $58.6 million, $5.4 million of restructuring charges, $5.9 million of stock-based compensation expense and $4.7 million of acquisition-related costs recorded in accordance with our adoption of SFAS No. 141-R, Business Combinations. GAAP results for the first quarter of 2008 include amortization of $40.0 million, $16.3 million of restructuring charges, $5.6 million of stock-based compensation expense, a $1.7 million charge related to the write-up to fair market value of inventory acquired in connection with the acquisitions of Panbio Limited and BBI Holdings Plc., and a net realized foreign currency loss of $1.7 million associated with a cash escrow established in connection with the acquisition of BBI Holdings

Plc. These amounts, net of tax, have been excluded from the adjusted cash basis net income per common share for the respective quarters.
A detailed reconciliation of the Company’s adjusted cash basis net income, which is a non-GAAP financial measure, to net income under GAAP, as well as a discussion regarding this non-GAAP financial measure, is included in the schedules to this press release.
The Company will host a conference call beginning at 10:00 a.m. (Eastern Time) today, April 27, 2009, to discuss these results as well as other corporate matters. During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.
The conference call may be accessed by dialing 706-679-1656 (domestic and international), an access code is not required, or via a link on the Inverness website at www.invmed.com. It is also available via link at https://event.meetingstream.com/r.htm?e=143196&s=1&k=B623F2CFEF254698763484BC6914EF4B. An archive of the call will be available from the same link approximately two hours after the conclusion of the live call and will be accessible for 90 days. Additionally, reconciliations to non-GAAP financial measures not included in this press release that may be discussed during the call will also be available at the Inverness website (www.invmed.com/News.cfm) shortly before the conference call begins and will continue to be available on this website for 30 days.
For more information about Inverness Medical Innovations, please visit our website at http://www.invernessmedical.com.
By developing new capabilities in near-patient diagnosis, monitoring and health management, Inverness Medical Innovations enables individuals to take charge of improving their health and quality of life at home. Inverness’ global leading products and services, as well as its new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. Inverness is headquartered in Waltham, Massachusetts.
Source: Inverness Medical Innovations

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and
Reconciliation to Non-GAAP Adjusted Cash Basis Amounts
(in $000s, except per share amounts)

	Three Months Ended March 31, 2009				Three Months Ended March 31, 2008
				Non-GAAP					Non-GAAP
				Adjusted					Adjusted
		Non-GAAP		Cash			Non-GAAP		Cash
	GAAP	Adjustments		Basis (a)	GAAP		Adjustments		Basis (a)

Net product sales and services revenue	$434,800	$—		$434,800	$361,361		$—		$361,361
License and royalty revenue	9,060	—		9,060	10,872		—		10,872

Net revenue	443,860			443,860	372,233				372,233
Cost of net revenue	209,658	(12,417	) (b) (c) (d)	197,241	191,843		(23,614	) (b) (c) (d) (e)	168,229

Gross profit	234,202	12,417		246,619	180,390		23,614		204,004

Gross margin	53%			56%	48%				55%

Operating expenses:
Research and development	27,052	(2,420	) (b) (c) (d)	24,632	30,925		(5,380	) (b) (c) (d)	25,545
Selling, general and administrative	178,996	(58,213	) (b) (c) (d) (g)	120,783	134,687		(34,327	) (b) (c) (d)	100,360

Total operating expenses	206,048	(60,633)		145,415	165,612		(39,707)		125,905

Operating income	28,154	73,050		101,204	14,778		63,321		78,099
Interest and other income (expense), net	(20,671)	130	(c)	(20,541)	(20,753)		1,691	(f)	(19,062)
Income tax provision (benefit)	3,689	24,768	(h)	28,457	(880)		21,966	(h)	21,086
Equity earnings of unconsolidated entities, net of tax	2,497	1,388	(b) (c)	3,885	921		242	(b)	1,163

Net income (loss)	$6,291	$49,800		$56,091	$(4,174)		$43,288		$39,114

Preferred stock dividends	$(5,520)			$(5,520)	$—				$—

Net income (loss) available to common stockholders — basic	$771			$50,571	$(4,174)				$39,114

Net income (loss) per common share:
Basic	$0.01			$0.64	$(0.05)				$0.51

Diluted	$0.01 (i)			$0.61 (k)	$(0.05	) (j)			$0.48	(l)

Weighted average common shares — basic	78,614			78,614	77,244				77,244
Weighted average common shares — diluted	79,637 (i)			93,812 (k)	77,244	(j)			83,124	(l)

(a)	In calculating net income or loss on an adjusted cash basis, the Company excludes from net income or loss (i) certain non-cash charges, including amortization expense and stock-based compensation expense, (ii) non-recurring charges and income, and (iii) certain other charges and income that have a significant positive or negative impact on results yet do not occur on a consistent or regular basis in its business. In determining whether a particular item meets one of these criteria, management considers facts and circumstances that it believes are relevant. Management believes that excluding such charges and income from net income or loss allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner. Due to the frequency of their occurrence in its business, the Company does not adjust net income or loss for the costs associated with litigation, including payments made or received through settlements. It should be noted that “net income or loss on an adjusted cash basis” is not a standard financial measurement under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net income or loss or cash flow from operating activities, as a measure of liquidity or as an indicator of operating performance or any measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, “net income or loss on an adjusted cash basis” presented in this press release may not be comparable to similar measures used by other companies.

(b)	Amortization expense of $58.6 million and $40.0 million in the first quarter of 2009 and 2008 GAAP results, respectively, including $10.0 million and $12.0 million charged to cost of sales, $0.9 million and $0.8 million charged to research and development, $47.5 million and $27.0 million charged to selling, general and administrative, with $0.2 million charged through equity earnings of unconsolidated entities, net of tax during each of the respective quarters.

(c)	Restructuring charges associated with the decision to close facilities of $5.4 million and $16.3 million for the first quarter of 2009 and 2008 GAAP results, respectively. The $5.4 million charge for the first quarter of 2009 includes: $2.0 million charged to cost of sales, $0.5 million charged to research and development, $1.6 million charged to selling, general and administrative expense, $0.1 million charged to interest expense and $1.2 million charged through equity earnings of unconsolidated entities, net of tax. The $16.3 million charge for the first quarter of 2008 includes: $9.7 million charged to cost of sales, $3.4 million charged to research and development and $3.2 million charged to selling, general and administrative expense. These charges have been excluded from net income or loss because they have a significant impact on results yet do not occur on a consistent or regular basis in the Company’s business.

(d)	Compensation costs of $5.9 million and $5.6 million associated with stock-based compensation expense for the first quarter of 2009 and 2008 GAAP results, respectively, including $0.5 million and $0.3 million charged to cost of sales, $1.0 million and $1.2 million charged to research and development and $4.4 million and $4.1 million charged to selling, general and administrative, in the respective quarters.

(e)	Write-off in the amount of $1.7 million relating to inventory write-ups recorded in connection with the acquisitions of Panbio Limited and BBI Holdings Plc., during the first quarter of 2008.

(f)	A $1.7 million net realized foreign currency loss associated with a cash escrow established in connection with the acquisition of BBI Holdings Plc.

(g)	Write-off in the amount of $4.7 million for acquisition-related costs recorded in connection with the adoption of SFAS No. 141-R, Business Combinations, on January 1, 2009.

(h)	Tax effect on adjustments as discussed above in notes (b), (c), (d), (e), (f) and (g).

(i)	Included in the weighted average diluted common shares for the calculation of net income per common share on a GAAP basis for the three months ended March 31, 2009, are dilutive shares consisting of 1,023,000 common stock equivalent shares from the potential exercise of stock options and warrants. Potential dilutive shares consisting of 3,411,000 common stock equivalent shares from the potential conversion of convertible debt securities and potential dilutive shares consisting of 10,765,000 common stock equivalent shares from the potential conversion of Series B convertible preferred stock were not included in the calculation of net income per common share on a GAAP basis for the three months ended March 31, 2009 because inclusion thereof would be antidilutive.

(j)	For the three months ended March 31, 2008, potential diluted shares were not used in the calculation of diluted net loss per common share under GAAP because inclusion thereof would be antidilutive.

(k)	Included in the weighted average diluted common shares for the calculation of net income per common share for the three months ended March 31, 2009, on an adjusted cash basis, are dilutive shares consisting of 1,023,000 common stock equivalent shares from the potential exercise of stock options and warrants. Also included were potential dilutive shares consisting of 3,411,000 common stock equivalent shares from the potential conversion of convertible debt securities and 10,765,000 common stock equivalent shares from the potential conversion of Series B convertible preferred stock. The diluted net income per common share calculation for the three months ended March 31, 2009, on an adjusted cash basis, includes the add back of interest expense related to the convertible debt of $0.7 million and the add back of preferred stock dividends related to the Series B convertible preferred stock resulting in net income available to common stockholders of $56.8 million for the three months ended March 31, 2009.

(l)	Included in the weighted average dilutive common shares for the calculation of net income per common share on an adjusted cash basis for the three months ended March 31, 2008 are dilutive shares consisting of 5,880,000 common stock equivalent shares from the potential exercise of stock options and warrants and conversion of convertible debt. The net income per diluted share calculation for the three months ended March 31, 2008, on an adjusted cash basis, is calculated as if the convertible debt was converted resulting in net income available to common shareholders of $39.9 million.

Inverness Medical Innovations, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in $000s)

	March 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$205,181	$141,324
Restricted cash	3,705	2,748
Marketable securities	1,558	1,763
Accounts receivable, net	273,541	280,608
Inventories, net	198,497	199,131
Prepaid expenses and other current assets	175,502	196,969

Total current assets	857,984	822,543

PROPERTY, PLANT AND EQUIPMENT, NET	287,126	284,483
GOODWILL AND OTHER INTANGIBLE ASSETS, NET	4,626,840	4,717,704
DEFERRED FINANCING COSTS AND OTHER ASSETS, NET	130,556	130,630

Total assets	$5,902,506	$5,955,360

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of notes payable	$19,023	$19,509
Other current liabilities	324,827	345,836

Total current liabilities	343,850	365,345

LONG-TERM LIABILITIES:
Notes payable, net of current portion	1,497,009	1,501,025
Deferred tax liability	462,674	462,787
Other long-term liabilities	341,296	347,365
Total long-term liabilities	2,300,979	2,311,177

TOTAL STOCKHOLDERS’ EQUITY	3,257,677	3,278,838

Total liabilities and stockholders’ equity	$5,902,506	$5,955,360